Exhibit 99.5

April 29, 2021

Qiniu Limited (the “Company”)

Floor 1-5, Building Q, No.66 Boxia Road

PuDong New District

Shanghai, 201203, People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of the Company and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Oliver Yucheng Chen
Name: Oliver Yucheng Chen

[Signature Page to the Consent of Independent Director]